Exhibit 10.6g

May 9, 2013

SolarCity Corporation

Attention: Robert Kelly

3055 Clearview Way

San Mateo, CA 94402

Re:	Waiver under the Term Loan Agreement dated January 24, 2011

Dear Mr. Kelly:

We refer to that certain Term Loan Agreement dated as of January 24, 2011 (as amended on May 1, 2011, as amended as of October 19, 2011, as amended on March 6, 2012, as amended on June 28, 2012, and as further amended as of October 12, 2012, the “Loan Agreement”) between U.S. Bank National Association (the “Bank”) and SolarCity Corporation (the “Borrower”). Capitalized terms used herein and not defined shall have their assigned meanings in the Loan Agreement.

Section 9.3(a) of the Loan Agreement requires that the Borrower shall not permit the Debt Service Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.25:1.00 opposite such fiscal quarter. The Bank hereby waives Section 9.3(a) solely for the fiscal quarter ending March 31, 2013. This waiver is to be considered effective as of December 31, 2012.

The effectiveness of this waiver is conditioned upon the Bank’s receipt from the Borrower of a nonrefundable fee in the amount of ten thousand dollars ($10,000).

This waiver shall not operate as a waiver of any other part of the Loan Agreement. Except as explicitly stated herein, no failure or delay on the part of the Bank or any successor or assign of the Bank in exercising any power, right or remedy under the Loan Agreement or related documents shall operate as a waiver thereof, and no single or partial exercise of any such power, right or remedy shall preclude an further exercise thereof or the exercise of any other power, right or remedy.

Thank you for your cooperation. Any questions you may have should be directed to me.

Sincerely,

/s/ Cecilia Person
Cecilia Person, Vice President for
U.S. Bank National Association

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